Exhibit 99.1

NEWS From:

STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
www.stewart.com
Contact:	David Hisey, CFO, (713) 625-8043
Kathryn Bass, Investor Relations, (713) 625-8633

FOR IMMEDIATE RELEASE

STEWART INFORMATION SERVICES CORPORATION
ANNOUNCES DIVIDEND INCREASE AND DECLARES THIRD QUARTER DIVIDEND

HOUSTON (August 31, 2026) - Stewart Information Services Corporation (NYSE:STC) today announced a dividend increase that reflects the company’s continuing commitment to return capital to its shareholders.

The Stewart Board of Directors has approved an increase in the Company’s annual cash dividend from $2.10 to $2.20 per share, beginning with the third quarterly payment of 2026 of $0.55 per share, payable September 30, 2026, to common stockholders of record on September 15, 2026.

“I am pleased to announce another dividend increase for our shareholders, making this our seventh dividend increase in just under six years,” said Fred Eppinger, CEO. “This action reiterates our goal of delivering a consistent return on capital to shareholders both through our operational performance and our annual dividend.”

About Stewart

Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. Learn more at stewart.com. ST-IR

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